EXHIBIT 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

Guaranty Federal Bancshares, Inc.

Reaches $1 billion in total assets and

ANNOUNCES Preliminary THIRD Quarter 2019 financial Results

Springfield, MO - OCTOBER 17, 2019

CEO Comments

“We are excited to have achieved a significant milestone in the 106-year history of the Company by surpassing one billion dollars in assets during the most recently completed quarter. In 2015, we implemented a corporate strategy that focused on the modernization of our facilities, expanding our footprint and improving our financial position while continuing to provide exemplary customer service. We were confident that these priorities would make the Bank stronger from a financial standpoint and would result in the growth we are witnessing today. Nearly every financial aspect of the Company is achieving unprecedented results, specifically in the areas of profitability, asset quality and liquidity. To demonstrate this level of performance in the current interest rate environment is a testament to the hard work and dedication from each level of the organization.

For our shareholders, we continue to proactively repurchase shares as they become available in the open market. In 2019, we have repurchased 2.3% of outstanding shares as we feel the stock is trading below its intrinsic value. Along with other growth initiatives in place, the repurchases will allow us to return more capital to shareholders while putting excess cash to work. We enter the final quarter of 2019 in a position to see continued growth and returns and I look forward to sharing our full year success in early 2020.”

- Shaun A. Burke, President and Chief Executive Officer

2019 Third Quarter Highlights

●	The Company surpassed one billion dollars in total assets primarily led by significant growth in core deposits.
●	Subordinated debentures acquired during the 2018 Hometown Bancshares merger were fully redeemed. This will reduce annual interest expense amounts by approximately $200,000.
●	90,268 shares of common stock were repurchased by the Company at an average price of $23.84.
●	The Company’s diluted earnings per share increased to $0.57 compared to $0.54 for the second quarter of 2019 (6% increase).

Results of Operations – Third quarter ended September 30, 2019 versus the same quarter in 2018

●

Net income available to common shareholders for the quarter was $2,551,000 as compared to $3,934,000 in the same quarter of 2018 for a change of ($1,383,000) or (35%). Diluted earnings per common share was $0.57 for the quarter as compared to $0.88 during the third quarter of 2018.

●

For comparison purposes, the third quarter of 2018 results and ratios below were positively impacted by $2,651,000 of loan accretion income related to the unanticipated payoff of loans acquired in the Hometown merger.

●	Return on Average Assets normalized to 1.01% from 1.64%.
●	Return on Average Equity decreased to 12.09% from 20.26%.
●	Efficiency ratio moved to 69.12% from 54.68%.
●	Net interest margin decreased 131 basis points to 3.46%.

Financial Condition – September 30, 2019 versus December 31, 2018

●	Total assets increased $51.2 million (5%) to $1.016 billion.
●	Total cash and investments increased $72.4 million (60%).
●	Total gross loans decreased $35.3 million (4%).
●	Total deposits increased $90.4 million (12%).
●	Loan to deposit ratio changed from 105% to 90%.
●	Stockholders’ equity increased by $3.2 million (4%).
●	Nonperforming assets decreased by $2.9 million (21%).

Select Quarterly Financial Data

Below are selected financial results for the Company’s third quarter of 2019, compared to the second quarter of 2019 and the third quarter of 2018.

	Quarter ended
	September 30,	June 30,	September 30,
	2019	2019	2018
	(Dollar amounts in thousands, except per share data)

Net income available to common shareholders	$2,551	$2,429	$3,934

Diluted income per common share	$0.57	$0.54	$0.88
Common shares outstanding	4,355,949	4,442,216	4,418,397
Average common shares outstanding , diluted	4,454,332	4,503,964	4,490,585

Annualized return on average assets	1.01%	1.00%	1.64%
Annualized return on average common equity	12.09%	11.62%	20.26%
Net interest margin	3.46%	3.49%	4.77%
Efficiency ratio	69.12%	69.77%	54.68%

Common equity to assets ratio	8.24%	8.57%	8.13%
Tangible common equity to tangible assets	7.87%	8.17%	7.58%
Book value per common share	$19.22	$18.85	$17.18
Tangible book value per common share	$18.29	$17.91	$16.48
Nonperforming assets to total assets	1.11%	1.28%	1.56%

The following were items impacting the third quarter operating results as compared to the same quarter in 2018 and the financial condition results compared to December 31, 2018:

Interest income – Total interest income decreased $1,797,000 (13%) during the quarter. As previously mentioned, the third quarter of 2018 had increased interest income from the early payoff of certain acquired loans. For the third quarter of 2019, $315,000 was recorded as loan accretion income compared to $2,651,000 in the same quarter of 2018 for a decrease of $2,336,000 (88%). In total, the average balance of interest-earning assets increased $38.8 million (4%), while the yield on average interest earning assets decreased 101 basis points to 4.93%. Compared to the third quarter of 2018, the average loan balance portfolio decreased $27.7 million, with loan yields decreasing by 98 basis points to 5.45%. Partially offsetting the lower interest income from loans were increases in income from cash and investment holdings due to higher balances being held throughout the quarter. This resulted in increased income of $337,000 (419%) from cash accounts and $211,000 (40%) from investments, respectively, when compared to the same period in 2018.

Interest expense - Total interest expense increased $810,000 (31%) during the quarter primarily driven by higher balances and higher interest rates on all deposit accounts. The average balance of interest-bearing liabilities increased $25.1 million (3%), while the average cost of interest-bearing liabilities increased 36 basis points to 1.72%. Lower balances of FHLB advances and the previously mentioned payoff of the Hometown subordinated debentures decreased interest expense during the quarter by $199,000 (41%) and $97,000 (34%), respectively, when compared to the similar 2018 quarter. The liquidity challenges among institutions in our markets continue to create significant competitive pressures on deposit rates. To manage expected future asset growth and prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the third quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $11.3 million as of September 30, 2019, compared to $14.2 million as of December 31, 2018.

Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expenses during the quarter of $100,000 compared to $200,000 recorded during the prior year quarter. At September 30, 2019, the allowance for loan losses of $7.6 million was 1.00% of gross loans outstanding (excluding mortgage loans held for sale), compared to 1.02% reserved as of December 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount of $1.3 million at September 30, 2019.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income increased $475,000 (33%) during the quarter compared to the same quarter in 2018. This was primarily due to increased gains realized from the sale of mortgage loans of $128,000 (22%) and an increase of $37,000 (14%) from the sale of SBA loans when compared to the same period in 2018. Realized losses from the sale of foreclosed assets decreased by $325,000 (71%) compared to the same 2018 quarter. Offsetting these positive impacts to fee income was a reduction in service charge income of $33,000 (7%) when compared to the third quarter of 2018.

Non-interest Expense – Non-interest expenses increased $287,000 (4%) compared to the same period in 2018 due to the following factors.

Increases in salaries and employee benefits of $256,000 (7%), loan related expense of $52,000 (85%), data processing expenses of $40,000 (12%) and occupancy expenses of $36,000 (3%) were experienced due to increased staffing to fill open positions, increased underwriting expenses, ongoing investments in technology services and additional leasehold improvement and facility upgrade expenses, respectively.

Professional fees increased from the same period in 2018 by $103,000 (59%). This is primarily due to additional services provided due the redemption of a trust preferred issuance, new financial reporting standard implementation and increased attestation work due to recently exceeding thresholds for being an accelerated filer with the U.S. Securities and Exchange Commission.

Decreases in merger expenses of $151,000 (100%) as well as a reduction of FDIC insurance assessments of $62,000 (61%) due to credits granted for institutions meeting certain criteria partially offset the above increases.

Capital – At September 30, 2019, stockholders’ equity increased to $83.7 million compared to $80.5 million at December 31, 2018. On a per common share basis, tangible book value increased to $18.29 at September 30, 2019 as compared to $17.18 as of December 31, 2018.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the three and nine months ended      September 30, 2019 and 2018 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollar amounts are in thousands)

Net income	$2,551	$3,934	$7,099	$4,947

Add back:
Provision for income taxes	455	1,391	1,259	1,231
Income before income taxes	3,006	5,325	8,358	6,178

Add back/(subtract):
Net loss (gains) on investment securities	(32)	1	(80)	8
Net losses on foreclosed assets held for sale	134	459	113	338
Merger costs	-	151	34	3,571
Provision for loan losses	100	200	200	925
	202	811	267	4,842

Operating income	$3,208	$6,136	$8,625	$11,020

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

	Quarter ended		Nine months ended
	September 30,		September 30,
Operating Data:	2019	2018	2019	2018
	(Dollar amounts are in thousands, except per share data)

Total interest income	$11,581	$13,378	$33,977	$31,713
Total interest expense	3,459	2,649	10,230	6,981
Net interest income	8,122	10,729	23,747	24,732
Provision for loan losses	100	200	200	925
Net interest income after provision for loan losses	8,022	10,529	23,547	23,807
Noninterest income
Service charges	442	475	1,263	1,345
Gain on sale of loans held for sale	723	595	1,711	1,592
Gain on sale of Small Business Administration loans	301	264	798	660
Net gain (loss) on foreclosed assets	(134)	(459)	(113)	(338)
Other income	605	587	1,776	1,476
	1,937	1,462	5,435	4,735
Noninterest expense
Salaries and employee benefits	4,144	3,888	12,056	11,163
Occupancy	1,149	1,113	3,389	2,921
Merger costs	-	151	34	3,571
Amortization of core deposit intangible	119	94	358	314
Other expense	1,541	1,420	4,787	4,395
	6,953	6,666	20,624	22,364
Income before income taxes	3,006	5,325	8,358	6,178
Provision for income taxes	455	1,391	1,259	1,231
Net income	$2,551	$3,934	$7,099	$4,947
Net income per common share-basic	$0.58	$0.89	$1.60	$1.12
Net income per common share-diluted	$0.57	$0.88	$1.58	$1.10

Annualized return on average assets	1.01%	1.64%	0.97%	0.72%
Annualized return on average equity	12.09%	20.26%	11.40%	8.50%
Net interest margin	3.46%	4.77%	3.48%	3.82%
Efficiency ratio	69.12%	54.68%	70.67%	75.90%

Financial Condition Data:	As of
	September 30,	December 31,
	2019	2018
Cash and cash equivalents	$86,421	$34,122
Available-for-sale securities	106,354	86,266
Loans, net of allowance for loan losses 9/30/2019 - $7,557; 12/31/2018 - $7,996	744,968	779,815
Goodwill	1,435	1,435
Core deposit intangible	2,623	2,981
Premises and equipment, net	19,561	20,095
Lease right-of-use assets	9,195	-
Bank owned life insurance	24,544	20,198
Other assets	21,228	20,226
Total assets	$1,016,329	$965,138

Deposits	$839,988	$749,619
Advances from correspondent banks	50,000	105,300
Subordinated debentures	15,465	21,761
Other borrowed funds	11,200	5,000
Lease liabilities	9,237	-
Other liabilities	6,714	2,979
Total liabilities	932,604	884,659
Stockholders' equity	83,725	80,479
Total liabilities and stockholders' equity	$1,016,329	$965,138
Common equity to assets ratio	8.24%	8.34%
Tangible common equity to tangible assets ratio (1)	7.87%	7.92%
Book value per common share	$19.22	$18.18
Tangible book value per common share (2)	$18.29	$17.18
Nonperforming assets	$11,271	$14,209

(1) Total Assets less Goodwill and Core Deposit Intangible divided by Tangible Stockholders’ Equity

(2) Stockholders’ Equity less Goodwill and Core Deposit Intangible divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin

	Three months ended 9/30/2019			Three months ended 9/30/2018

	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$759,961	$10,430	5.45%	$787,638	$12,774	6.43%
Investment securities	100,142	735	2.91%	87,182	524	2.38%
Other assets	71,773	417	2.31%	18,257	80	1.74%
Total interest-earning	931,876	11,582	4.93%	893,077	13,378	5.94%
Noninterest-earning	69,711			59,509
	$1,001,587			$952,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$40,310	30	0.30%	$42,412	29	0.27%
Transaction accounts	451,237	1,624	1.43%	405,230	1,175	1.15%
Certificates of deposit	227,996	1,226	2.13%	208,534	622	1.18%
FHLB advances	50,225	283	2.24%	88,750	482	2.15%
Subordinated debentures	9,089	111	4.85%	5,000	59	4.68%
Other borrowed funds	17,979	185	4.08%	21,797	282	5.13%
Total interest-bearing	796,836	3,459	1.72%	771,723	2,649	1.36%
Noninterest-bearing	121,039			103,817
Total liabilities	917,875			875,540
Stockholders’ equity	83,712			77,046
	$1,001,587			$952,586
Net earning balance	$135,040			$121,354
Earning yield less costing rate			3.21%			4.58%
Net interest income, and net yield spread on interest earning assets		$8,123	3.46%		$10,729	4.77%
Ratio of interest-earning assets to interest-bearing liabilities		117%			116%